Exhibit 99.1

NEWS Contact: Mary Dean Hall Senior Vice President, Chief Financial Officer and Treasurer investor@quakerhoughton.com T. 1.610.832.4000

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES FIRST QUARTER 2020 RESULTS

•	Net sales of $378.6 million were negatively impacted by volume declines primarily attributed to the initial impact of COVID-19 and Boeing’s decision to temporarily stop production of its 737 Max aircraft, which drove a 3% decline compared to prior year pro forma net sales

•	GAAP net loss of $28.4 million or $1.60 per diluted share includes current quarter non-cash charges of $38.0 million for the impairment of certain indefinite-lived intangible assets and $22.7 million related to the termination of a U.S. defined benefit pension plan

•	Non-GAAP earnings per diluted share of $1.38 were down 2% from 2019 and above analyst consensus of $1.00

•	Adjusted EBITDA of $60.5 million up 10% versus pro forma prior year first quarter adjusted EBITDA primarily due to the benefits of cost synergies related to the Houghton combination

•	The Company now expects to realize Combination cost synergies of $53 million in 2020 (up from $35 million), $65 million in 2021 (up from $50 million), and $75 million in 2022 (up from $60 million)

May 11, 2020

CONSHOHOCKEN, PA – Quaker Chemical Corporation (“the Company”, also known as Quaker Houghton) (NYSE: KWR) today announced first quarter 2020 results, provided an update regarding the impact of the COVID-19 pandemic on the Company, and updated certain information regarding the Houghton integration and associated cost synergies. First quarter of 2020 net sales were $378.6 million, which increased 79% compared to $211.2 million in the prior year first quarter. The increase was driven by additional net sales due to the Company’s August 1, 2019 combination with Houghton International, Inc. (“Houghton”), which we refer to as “the Combination”, as well as its October 1, 2019 acquisition of the operating divisions of Norman Hay plc (“Norman Hay”). Current quarter net sales declined approximately 3% compared to the prior year first quarter pro forma net sales of $391 million, which are adjusted to include the results of Houghton as well as certain other pro forma adjustments including the elimination of results associated with divested product lines. The quarter-over-quarter pro forma decline in net sales was primarily attributed to lower volumes reflecting the initial impact from COVID-19, Boeing’s decision to temporarily stop production of the 737 Max aircraft and a negative impact from foreign currency translation, partially offset by additional net sales from Norman Hay.

The Company had a net loss in the first quarter of 2020 of $28.4 million, or $1.60 per diluted share, compared to first quarter of 2019 net income of $13.8 million, or $1.03 per diluted share. The Company’s current quarter net loss was primarily driven by a non-cash impairment charge of $38.0 million for certain indefinite-lived intangible assets and a non-cash $22.7 million settlement charge related to the termination of a U.S. defined benefit pension plan. Excluding these non-recurring items as well as costs associated with the Combination and other non-core items in each period, the Company’s first quarter of 2020 non-GAAP earnings per diluted share were $1.38 compared to $1.41 in the prior year first quarter. Prior year earnings per share do not reflect the additional 4.3 million shares issued as part of the consideration for the Combination. The Company’s current quarter adjusted EBITDA of $60.5 million increased compared to $29.6 million in the first quarter of 2019 largely due to the Combination. In addition, current quarter adjusted EBITDA increased approximately 10% compared to pro forma prior year first quarter adjusted EBITDA of approximately $55 million, primarily due to the benefits of cost synergies realized from the Combination as well as the benefit of Norman Hay in the current quarter.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “Since our last communication in early March, the COVID-19 pandemic has intensified around the globe. For Quaker Houghton, our top priority is to protect the health and safety of our employees and our customers, while ensuring business continuity to meet our customers’ needs. All of our 34 plants are operating and we have been able to meet our customers’ needs. For the first quarter, our overall results were somewhat better than our expectations despite the impacts we anticipated due to COVID-19 and Boeing’s decision to temporarily stop production of the 737 Max aircraft, which we estimate negatively impacted our sales by 4% and 1%, respectively. Our first quarter benefited from estimated share gains of 2%, the prior quarter Norman Hay acquisition, $10 million of integration synergies and the additional cost savings measures put in place due to COVID-19, which collectively drove a 10% increase in our pro forma adjusted EBITDA year-over-year despite the current market challenges.”

Mr. Barry continued, “Looking forward, we expect the second quarter to be the most challenging quarter of the year, as many customers have shutdown or significantly reduced their production, especially in the first half of the quarter. We do expect to see a gradual sequential improvement as we progress through the second half of the year. However, providing any guidance is very difficult given the current economic uncertainty caused by the COVID-19 pandemic, so we are not providing specific guidance at this time. In order to give some sense of direction for the remainder of the year, we expect our second quarter adjusted EBITDA to be down by nearly half of the first quarter adjusted EBITDA and we expect our full year adjusted EBITDA to be more than $200 million. Further, we do not expect to have any liquidity or bank covenant issues. Overall, our higher expected integration synergies, additional cost savings actions, improvement in gross margins, and the expected release of cash via working capital are expected to continue to help us during this challenging time. As we look forward to 2021 and 2022, we expect to achieve significant increases in our adjusted EBITDA as we complete our integration cost synergies, continue to take share in the marketplace, and benefit from a projected gradual rebound in demand in our end markets over this period.”

Integration and Synergy Update

The successful integration of Quaker Houghton is an important aspect of enhancing the Company’s long-term competitive differentiation and creating value for our customers, employees and shareholders. The Company has accelerated actions where possible and fine-tuned its integration plan, which has resulted in an increase in its estimate of current year and total cost synergies to be achieved. The Company now expects to realize synergies of approximately $53 million in 2020 (up from $35 million), approximately $65 million in 2021 (up from $50 million) and $75 million in 2022 (up from $60 million). The Company estimates that it realized approximately $10 million of cost savings during the first quarter of 2020 on a combined company pro forma basis, increasing its cumulative synergies realized in the eight months since closing of the Combination to approximately $17 million. These additional integration savings as well as other cash preservation and cost reduction initiatives are anticipated to help mitigate volume declines and other potential impacts related to the COVID-19 pandemic that the Company expects during 2020.

First Quarter of 2020 Consolidated Results

Net sales were $378.6 million in the first quarter of 2020 compared to $211.2 million in the first quarter of 2019. The net sales increase of 79% quarter-over-quarter includes additional net sales from Houghton and Norman Hay of $190.3 million. Excluding Houghton and Norman Hay net sales, current quarter net sales would have declined 11%, primarily driven by a decrease in sales volumes of 5%, a negative impact from foreign currency translation of 3% and a decline from price and product mix of 3%. The largest driver of the volume decline in the current quarter was the negative impact of COVID-19, most notably on lower volumes in the Company’s Asia/Pacific reportable segment, as well as a decrease in volume driven by Boeing’s decision to temporarily stop production of the 737 Max aircraft.

Gross profit in the first quarter of 2020 increased $58.1 million compared to the first quarter of 2019 primarily due to Houghton and Norman Hay sales, noted above. The Company’s gross margin in the current quarter was 35.4% compared to 35.9% in the first quarter of 2019. This decrease in gross margin quarter-over-quarter was primarily the result of price and product mix largely due to lower gross margins in the legacy Houghton business, partially offset by certain cost of goods sold (“COGS”) decreases as a result of the Company’s progress on initial Combination-related logistics and procurement cost savings initiatives.

Selling, general and administrative expenses (“SG&A”) in the first quarter of 2020 increased $47.2 million compared to the first quarter of 2019 due primarily to additional SG&A from Houghton and Norman Hay. This increase was partially offset by lower SG&A due to foreign currency translation, the impact of the sales decline, noted above, on direct selling costs, the impact of lower SG&A as a result of COVID-19, including lower travel expenses and cost savings actions implemented, as well as the benefits of realized cost savings associated with the Combination.

During the first quarter of 2020, the Company incurred $7.9 million of Combination and other acquisition-related expenses, primarily for professional fees related to Houghton integration activities. Comparatively, the Company incurred $4.5 million of expenses in the prior year, primarily due to various professional fees related to integration planning and regulatory approval.

The Company initiated a restructuring program during the third quarter of 2019 as part of its global plan to realize cost synergies associated with the Combination. The Company expects reductions in headcount and site closures to continue to occur during 2020 and into 2021 under this program. During the first quarter of 2020, the Company recorded additional restructuring and related charges of $1.7 million related to this program. There were no comparable restructuring charges in the prior year first quarter.

During the first quarter of 2020, the Company recorded a $38.0 million non-cash impairment charge to write down the value of certain indefinite-lived intangible assets associated with the Combination. This non-cash impairment charge is related to certain acquired Houghton trademarks and tradenames and is primarily the result of the current year negative impacts of COVID-19 on their estimated fair values.

Operating loss in the first quarter of 2020 was $12.4 million compared to operating income of $19.8 million in the first quarter of 2019. Excluding the Combination and other acquisition-related expenses, restructuring and related charges, the non-cash indefinite-lived intangible asset impairment charge, and other expenses that are not indicative of the Company’s future operating performance, the Company’s current quarter non-GAAP operating income increased to $36.0 million compared to $24.3 million in the prior year, primarily due to additional net sales and operating income from Houghton and Norman Hay, as well as benefits from cost savings related to the Combination.

Other expense, net, was $21.2 million in the first quarter of 2020 compared to $0.6 million in the prior year. The quarter-over-quarter increase in other expense, net, was primarily due to a $22.7 million non-cash settlement charge related to the Company’s termination of its legacy Quaker U.S. Pension Plan during March 2020. This current quarter charge was partially offset by foreign currency transaction gains in the first quarter of 2020 as compared to foreign currency transaction losses in the prior year, as well as an increase quarter-over-quarter in the receipts of local municipality grants in one of the Company’s regions.

Interest expense, net, increased $7.7 million compared to the prior year period primarily due to additional borrowings under the Company’s new term loans and revolving credit facility to finance the closing of the Combination on August 1, 2019.

The Company’s effective tax rates for the first quarters of 2020 and 2019 were a benefit of 31.1% and an expense of 26.8%, respectively. The Company’s current quarter effective tax rate was impacted by the tax effect of certain one-time pre-tax losses as well as certain tax charges and benefits in the current period including those related to changes in foreign tax credit valuation allowances, tax law changes in a foreign jurisdiction, and the tax impact of the Company’s termination of its legacy Quaker U.S. pension plan. Comparatively, the prior year first quarter effective tax rate was primarily impacted by certain non-deductible costs associated with the Combination. Excluding the impact of all non-core items in each quarter, described in the Non-GAAP and Pro Forma measures section below, the Company estimates that its effective tax rates for the first quarters of 2020 and 2019 would have been approximately 22% and 24%, respectively.

Equity in net income of associated companies increased $0.3 million in the first quarter of 2020 compared to the first quarter of 2019, primarily due to additional earnings from Houghton’s 50% interest in a joint venture in Korea partially offset by a current quarter loss as compared to prior year income from the Company’s interest in a captive insurance company.

Foreign exchange had a positive impact on the Company’s first quarter of 2020 earnings of less than 1%, as the current quarter foreign exchange transaction gains compared to prior year foreign exchange transaction losses were partially offset by the negative impact from foreign currency translation of approximately 2% due to the strengthening of the U.S. dollar in the current quarter.

Cash Flow and Liquidity Highlights

The Company has no material debt maturities until August 1, 2024. As a precautionary measure in response to the current economic uncertainty from COVID-19, the Company drew down most of the available liquidity on its revolving credit facility during the first quarter of 2020. As of March 31, 2020, the Company had total gross outstanding borrowings, primarily under its syndicated and secured credit facility, of $1,127.8 million and $316.4 million of cash on hand.  The additional borrowings under the revolver did not negatively impact the Company’s leverage as in the calculation of its leverage ratio (net debt divided by adjusted EBITDA) the incremental debt is offset by available cash.  As of March 31, 2020, the Company’s total net debt was $811.4 million, and its net debt divided by its trailing twelve months ended March 31, 2020 pro forma adjusted EBITDA was approximately 3.40 to 1. In addition, the Company’s leverage ratio, as defined under its bank agreement, was approximately 2.76 to 1 as of March 31, 2020 compared to a maximum permitted leverage of 4.25 to 1. Based on current projections of liquidity and leverage for the remainder of 2020, the Company expects to remain in compliance with all of its bank covenants.

In past downturns, such as the 2008/2009 recession, when sales volumes declined significantly, working capital was released and became a source of cash. The Company expects to see this dynamic again this year due to the expected volume declines related to COVID-19. Overall, the Company currently does not expect to see significant net cash outflows for 2020. The Company had net operating cash flow of $20.2 million in the first quarter of 2020 compared to less than $0.1 million in the first quarter of 2019. The $20.2 million increase in net operating cash flow quarter-over-quarter was primarily driven by the inclusion of earnings from Houghton and Norman Hay.

Non-GAAP and Pro Forma Measures

The information included in this public release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, non-GAAP operating income, non-GAAP net income, non-GAAP earnings per diluted share, and pro forma net sales, net income, EBITDA and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results and pro forma information are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net (loss) income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating (loss) income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization - adjusted, interest expense, net - adjusted, and taxes on income before equity in net income of associated companies - adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to the second quarter 2020 and full year 2020 expected adjusted EBITDA and other forward looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended March 31,
	2020	2019
Operating (loss) income	$(12,444)	$19,829
Houghton combination and other acquisition-related expenses (a)	8,276	4,483
Restructuring and related charges	1,716	—
Customer bankruptcy costs	463	—
Indefinite-lived intangible asset impairment	38,000	—
Non-GAAP operating income	$36,011	$24,312
Non-GAAP operating margin (%)	9.5%	11.5%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations	Three Months Ended March 31,
	2020	2019
Net (loss) income attributable to Quaker Chemical Corporation	$(28,381)	$13,844
Depreciation and amortization (a)(b)	21,584	4,859
Interest expense, net (c)	8,461	776
Taxes on (loss) income before equity in net income of associated companies (d)	(13,070)	4,929
EBITDA	$(11,406)	$24,408
Equity loss (income) in a captive insurance company	327	(346)
Houghton combination and other acquisition-related expenses (a)	7,803	4,483
Restructuring and related charges	1,716	—
Customer bankruptcy costs	463	—
Indefinite-lived intangible asset impairment	38,000	—
Pension and postretirement benefit costs, non-service components	23,525	896
Currency conversion impacts of hyper- inflationary economies	51	194
Adjusted EBITDA	$60,479	$29,635
Adjusted EBITDA margin (%)	16.0%	14.0%

Adjusted EBITDA	$60,479	$29,635
Less: Depreciation and amortization – adjusted (a)(b)	21,111	4,859
Less: Interest expense, net - adjusted (c)	8,461	(86)
Less: Taxes on (loss) income before equity in net income of associated companies – adjusted (d)	6,463	6,040
Non-GAAP net income	$24,444	$18,822

Non-GAAP Earnings per Diluted Share Reconciliations	Three Months Ended March 31,
	2020	2019
GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$(1.60)	$1.03
Equity loss (income) in a captive insurance company per diluted share	0.02	(0.03)
Houghton combination and other acquisition-related expenses per diluted share (a)	0.36	0.35
Restructuring and related charges per diluted share	0.07	—
Customer bankruptcy costs per diluted share	0.02	—
Indefinite-lived intangible asset impairment per diluted share	1.65	—
Pension and postretirement benefit costs, non-service components per diluted share	0.88	0.05
Currency conversion impacts of hyper-inflationary economies per diluted share	0.00	0.01
Impact of certain discrete tax items per diluted share (d)	(0.02)	—
Non-GAAP earnings per diluted share (e)	$1.38	$1.41

(a)	The Company recorded $0.5 million of accelerated depreciation expense during the three months ended March 31, 2020 related to the Combination, of which $0.4 million was recorded in COGS and $0.1 million was recorded in Combination and other acquisition-related expenses. The amount recorded within COGS is included in the caption Houghton combination and other acquisition-related expenses in the reconciliation of Operating (loss) income to Non-GAAP operating income and GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total $0.5 million amount is included within the caption Depreciation and amortization in the reconciliation of Net (loss) income attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, it is excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income.

(b)	Depreciation and amortization for the three months ended March 31, 2020 includes $0.4 million of amortization expense, recorded within equity in net income of associated companies in the Statement of Operations, attributable to the amortization of the fair value step up for Houghton’s 50% interest in a joint venture in Korea as a result of required purchase accounting.

(c)	Interest expense, net – adjusted for the three months ended March 31, 2019 excludes $0.9 million of interest costs the Company incurred to maintain the bank commitment to finance the Combination, prior to executing the Company’s new credit facility and closing the Combination on August 1, 2019.

(d)	Taxes on (loss) income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net (loss) income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of certain specific tax charges and benefits in the first quarter of 2020 which the Company does not consider core or indicative of future performance.

(e)	The Company’s calculation of GAAP and non-GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders for the three months ended March 31, 2020 was impacted by the 4.3 million share issuance in connection with closing the Combination.

Pro Forma Adjusted Measures and Reconciliations

The Company has provided certain unaudited pro forma financial information in this press release. The unaudited pro forma financial information is based on the historical consolidated financial statements and results of both Quaker and Houghton, and has been prepared to illustrate the effects of the Combination. The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of Quaker Houghton’s past results of operations, nor is it indicative of the future operating results of Quaker Houghton and should not be considered a substitute for the financial information presented in accordance with GAAP. The Company has not provided pro forma financial information as it relates to the acquired operating divisions of Norman Hay plc based on materiality.

The following schedules present the Company’s unaudited pro forma financial information for net sales, as well as net income attributable to Quaker Houghton and the applicable reconciliation to EBITDA and adjusted EBITDA on a pro forma non-GAAP basis (dollars in millions unless otherwise noted):

	Three months ended March 31, 2019 (a)
	Quaker	Houghton	Divestitures(b)	Other (c)	Pro Forma *
Net sales	$211	$200	$(14)	$(5)	$391

Net income (loss) attributable to Quaker Houghton	$14	$3	$(3)	$4	$17
Depreciation and amortization	5	13	—	1	19
Interest expense, net	1	14	—	(6)	9
Taxes on income (d)	5	(4)	(1)	1	2
EBITDA *	24	26	(3)	0	47
Combination and other acquisition-related expenses	5	2	—	—	6
Other addbacks (e)	1	0	—	—	1
Adjusted EBITDA *	$30	$29	$(3)	$0	$55
Adjusted EBITDA margin * (%)	14%	14%	24%	0%	14%

	Trailing Twelve months ended March 31, 2020 (a)
	Quaker	Houghton	Divestitures(b)	Other (c)	Pro Forma *
Net sales	$1,301	$275	$(19)	$(7)	$1,550

Net (loss) income attributable to Quaker Houghton	$(11)	$(6)	$(4)	$6	$(15)
Depreciation and amortization	62	18	—	2	81
Interest expense, net	25	19	—	(9)	35
Taxes on income (d)	(16)	3	(1)	2	(13)
EBITDA *	60	34	(5)	0	89
Combination and other acquisition-related expenses	39	42	—	—	81
Gain on the sale of divested assets	—	(35)	—	—	(35)
Fair value step up of Houghton and Norman Hay inventory sold	12	—	—	—	12
Pension and postretirement benefit costs, non-service components	25	(0)	—	—	25
Impairment charge for indefinite-lived intangible assets	38	—	—	—	38
Restructuring and related charges	28	—	—	—	28
Other addbacks (e)	2	(1)	—	—	1
Adjusted EBITDA *	$204	$40	$(5)	$0	$239
Adjusted EBITDA margin * (%)	16%	14%	24%	0%	15%

* Certain amounts may not calculate due to rounding, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin (%) as well as the total pro forma financial results as presented for combined Quaker Houghton

(a)	Results for the three months ended March 31, 2019 include Quaker’s historical results, while Houghton reflects its stand-alone results. Results for the trailing twelve months ended March 31, 2020 include eight months of Houghton’s operations post-closing of the Combination, while Houghton reflects four months of results for the period from April 1, 2019 through July 31, 2019. Pro forma results for the three months ended March 31, 2020 have not been presented above because the actual results for Quaker Houghton as presented in this press release are the applicable comparative results.

(b)	Divestitures includes the elimination of results associated with the divested product lines.

(c)	Other includes: (i) additional depreciation and amortization expense based on the initial estimates of fair value step up and estimated useful lives of depreciable fixed assets, definite-lived intangible assets and investment in associated companies acquired; (ii) adoption of required accounting guidance and alignment of related accounting policies; (iii) elimination of transactions between Quaker and Houghton; and (iv) an adjustment to interest expense, net, to reflect the impact of the new financing and capital structure of the combined Company.

(d)	Taxes on income related to the Divestiture and Other reflect each tax effected at the U.S. tax rate of 21%.

(e)	Other addbacks includes: (i) Equity loss (income) in a captive insurance company; (ii) Currency conversion impacts of hyper-inflationary economies; (iii) affiliate management fees; (iv) insurance insolvency recoveries; (v) customer bankruptcy costs; (vi) charges related to the settlement of a non-core equipment sale; (vii) other non-recurring miscellaneous charges; and (viii) for the three months ended March 31, 2019, pension and postretirement benefit costs, non-service components.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic on the Company’s business, results of operations, or financial condition and expectations regarding our liquidity position and our continued compliance with the terms of the Company’s credit facility on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination, the impacts on our business as a result of the COVID-19 pandemic, our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, including the potential for significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by steel, automobile, aircraft, industrial equipment, and durable goods manufacturers. The ultimate significance of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus, the effects on the economy by the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and the length of time that such measures remain in place, and governmental programs implemented to assist businesses impacted by the COVID-19 pandemic. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of the combined company as well as other acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to the Company's business could cause its actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about the improvements in business conditions in the second half of 2020 are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, and in Item 1A of our Quarterly Report on Form 10-Q for the period ended March 31, 2020, and in our other reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its first quarter performance is scheduled for May 12, 2020 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is a global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,500 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	(Unaudited)
	Three Months Ended March 31,
	2020	2019

Net sales	$378,561	$211,210

Cost of goods sold	244,710	135,443

Gross profit	133,851	75,767
%	35.4%	35.9%

Selling, general and administrative expenses	98,701	51,455
Indefinite-lived intangible asset impairment	38,000	-
Restructuring and related charges	1,716	-
Combination and other acquisition-related expenses	7,878	4,483

Operating (loss) income	(12,444)	19,829
%	-3.3%	9.4%

Other expense, net	(21,175)	(635)
Interest expense, net	(8,461)	(776)
(Loss) income before taxes and equity in net income of associated companies	(42,080)	18,418

Taxes on (loss) income before equity in net income of associated companies	(13,070)	4,929
(Loss) income before equity in net income of associated companies	(29,010)	13,489

Equity in net income of associated companies	666	411

Net (loss) income	(28,344)	13,900

Less: Net income attributable to noncontrolling interest	37	56

Net (loss) income attributable to Quaker Chemical Corporation	$(28,381)	$13,844
%	-7.5%	6.6%

Share and per share data:
Basic weighted average common shares outstanding	17,672,525	13,291,589
Diluted weighted average common shares outstanding	17,672,525	13,338,490

Net (loss) income attributable to Quaker Chemical Corporation common shareholders - basic	$(1.60)	$1.04
Net (loss) income attributable to Quaker Chemical Corporation common shareholders - diluted	$(1.60)	$1.03

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31,	December 31,
	2020	2019
ASSETS

Current assets
Cash and cash equivalents	$316,437	$123,524
Accounts receivable, net	357,902	375,982
Inventories, net	177,868	174,950
Prepaid expenses and other current assets	43,021	41,516
Total current assets	895,228	715,972

Property, plant and equipment, net	202,092	213,469
Right of use lease assets	40,496	42,905
Goodwill	592,385	607,205
Other intangible assets, net	1,050,203	1,121,765
Investments in associated companies	84,089	93,822
Deferred tax assets	14,706	14,745
Other non-current assets	41,352	40,433
Total assets	$2,920,551	$2,850,316

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$38,112	$38,332
Accounts and other payables	177,976	170,929
Accrued compensation	24,819	45,620
Accrued restructuring	14,548	18,043
Other current liabilities	85,132	87,010
Total current liabilities	340,587	359,934

Long-term debt	1,076,292	882,437
Long-term lease liabilities	29,402	31,273
Deferred tax liabilities	190,880	211,094
Other non-current liabilities	120,849	123,212
Total liabilities	1,758,010	1,607,950

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2020 - 17,752,255 shares; 2019 - 17,735,162 shares	17,752	17,735
Capital in excess of par value	888,533	888,218
Retained earnings	377,362	412,979
Accumulated other comprehensive loss	(121,524)	(78,170)
Total Quaker shareholders' equity	1,162,123	1,240,762
Noncontrolling interest	418	1,604
Total equity	1,162,541	1,242,366
Total liabilities and equity	$2,920,551	$2,850,316

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(28,344)	$13,900
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred issuance costs	1,187	42
Depreciation and amortization	21,197	4,859
Equity in undistributed earnings of associated companies, net of dividends	4,285	(186)
Deferred compensation, deferred taxes and other, net	(22,988)	(6,842)
Share-based compensation	4,682	1,012
Gain on disposal of property, plant, equipment and other assets	(2)	(9)
Insurance settlement realized	(229)	(190)
Indefinite-lived intangible asset impairment	38,000	-
Combination and other acquisition-related expenses, net of payments	(519)	(1,012)
Restructuring and related charges	1,716	-
Pension and other postretirement benefits	22,453	(1,346)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	2,322	(5,470)
Inventories	(10,162)	946
Prepaid expenses and other current assets	(3,263)	324
Change in restructuring liabilities	(4,841)	-
Accounts payable and accrued liabilities	(5,275)	(6,008)
Net cash provided by operating activities	20,219	20

Cash flows from investing activities
Investments in property, plant and equipment	(4,892)	(2,537)
Payments related to acquisitions, net of cash acquired	(3,160)	(500)
Proceeds from disposition of assets	-	8
Insurance settlement interest earned	31	65
Net cash used in investing activities	(8,021)	(2,964)

Cash flows from financing activities
Payments of term loan debt	(9,371)	-
Borrowings (repayments) on revolving credit facilities, net	205,500	(24,034)
(Repayments) borrowings on other debt, net	(185)	86
Dividends paid	(6,828)	(4,935)
Stock options exercised, other	(696)	(1,489)
Purchase of noncontrolling interest in affiliates	(1,047)	-
Distributions to noncontrolling affiliate shareholders	(751)	-
Net cash provided by (used in) financing activities	186,622	(30,372)

Effect of foreign exchange rate changes on cash	(6,424)	1,004

Net increase (decrease) in cash, cash equivalents and restricted cash	192,396	(32,312)
Cash, cash equivalents and restricted cash at the beginning of the period	143,555	124,425
Cash, cash equivalents and restricted cash at the end of the period	$335,951	$92,113